Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Golden Minerals Company and subsidiaries of our report dated March 22, 2023, relating to the consolidated financial statements, which appears in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

ArmaninoLLP
Dallas, Texas

August 15, 2023